Exhibit 99.1

       MUELLER INDUSTRIES, INC. REPORTS RECORD FIRST QUARTER 2006 EARNINGS

    MEMPHIS, Tenn., April 25 /PRNewswire-FirstCall/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's net income in the first quarter of 2006 was $33.4 million, or 90 cents per diluted share, which compares with $15.2 million, or 41 cents per diluted share, for the same period of 2005. First quarter net sales for 2006 were $551.0 million compared with $401.7 million in 2005. This increase in net sales is primarily due to the increased cost of copper, the Company's principal raw material, which is generally passed through to customers by changes in selling prices. Approximately $28.8 million of the increase in net sales was attributable to businesses acquired late in 2005.

    Mr. Karp said, "Margins in our core product lines remained on a good track, which continued the positive trend reflected in the fourth quarter of last year. We also benefited from our operations in Europe and Asia, which performed well."

    Financial and Operating Highlights

    Regarding the first quarter of 2006, Mr. Karp said:

     - "Gross profit was a record at almost $94 million due to better margins and conversion costs in our core product lines, as well as contributions from acquired businesses.

     - "The COMEX average price of copper was $2.25 per pound in the first quarter of 2006, which compares with $1.47 in the first quarter of 2005. The price of copper continued to rise subsequent to the end of the quarter, trading above $3.00 per pound. This will require additional investments in working capital that should be readily funded with cash on-hand.

     - "Cash used in operating activities was $49.8 million in the first quarter of 2006 primarily due to additional funding of accounts receivable and inventories caused by continued rising raw material costs.

     - "Our Plumbing & Refrigeration segment posted operating earnings of $44.2 million on net sales of $386.9 million which compares with prior year earnings of $24.6 million on net sales of $293.9 million. Results improved on better margins and lower conversion costs in our core product lines. Net sales for the Trading Group were somewhat sluggish and, consequently, operating income was off slightly. European results continued to be profitable as our trading businesses there continue to perform well as volume and margins are meeting our expectations.

     - "Our OEM segment posted operating earnings of $11.0 million during the first quarter of 2006 on net sales of $168.0 million, which compares with operating earnings of $6.5 million on net sales of $111.3 million for the same period in 2005. All product lines reported improved results. Also, our Chinese joint venture reported total operating income of $0.8 million.

     - "The $12.9 million increase in current portion of long-term debt relates primarily to a working capital facility obligation of our Chinese joint venture.

     - "Capital expenditures during the first quarter of 2006 totaled $12.0 million of which $5.2 million relates to our Chinese joint venture. We expect to invest between $25 and $30 million for capital expenditures during 2006; additionally, our Chinese joint venture expects to invest approximately $15 million to fund its capital expenditures.

     - "Selling, general and administrative expense increased to $35.0 million in the first quarter of 2006 due primarily to acquired businesses and compensation expense of $0.6 million associated with stock options.

     - "The effective tax rate of 27 percent is less than an expected rate of 35 percent primarily due to the recognition of foreign NOLs in the United Kingdom."

    Business Outlook for 2006

    Regarding the outlook for 2006, Mr. Karp said, "The residential construction sector will likely slow in 2006; however, the number of housing starts will remain at the high end of historical levels. On the other hand, commercial construction activity has picked up and it appears that it will continue to grow in 2006. If this scenario develops, we believe Mueller is well-positioned, as our commercial business significantly contributes to our results."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes, office buildings, factories, hotels, hospitals, etc.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                       For the Quarter Ended
                                                   ----------------------------
                                                     April 1,         April 2,
                                                       2006            2005
                                                   ------------    ------------
                                                           (Unaudited)
Net sales                                          $    551,039    $    401,663

Cost of goods sold                                      457,069         334,024

Gross profit                                             93,970          67,639

Depreciation and amortization                            10,195          10,078
Selling, general, and administrative expense             34,959          30,355

Operating income                                         48,816          27,206

Interest expense                                         (4,862)         (5,184)
Other income, net                                         2,013             794

Income before income taxes                               45,967          22,816

Income tax expense                                      (12,602)         (7,608)

Net income                                         $     33,365    $     15,208

Weighted average shares
 for basic earnings per share                            36,691          36,505
Effect of dilutive stock options                            390             646

Adjusted weighted average shares
 for diluted earnings per share                          37,081          37,151

Basic earnings per share                           $       0.91    $       0.42

Diluted earnings per share                         $       0.90    $       0.41

Dividends per share                                $       0.10    $       0.10

Summary Segment Data:
Net sales:
 Plumbing & Refrigeration Segment                  $    386,941    $    293,897
 OEM Segment                                            167,972         111,325
 Elimination of intersegment sales                       (3,874)         (3,559)

Net sales                                          $    551,039    $    401,663

Operating income:
 Plumbing & Refrigeration Segment                  $     44,193    $     24,627
 OEM Segment                                             10,953           6,534
 Unallocated expenses                                    (6,330)         (3,955)

Operating income                                   $     48,816    $     27,206

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                     April 1,      December 31,
                                                       2006            2005
                                                   ------------    ------------
                                                           (Unaudited)
ASSETS
Cash and cash equivalents                          $     83,222    $    129,685
Accounts receivable, net                                302,944         248,395
Inventories                                             211,708         196,987
Other current assets                                     40,835          36,919
    Total current assets                                638,709         611,986

Property, plant, and equipment, net                     313,974         307,046
Other assets                                            190,619         185,606

                                                   $  1,143,302    $  1,104,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                  $     16,978    $      4,120
Accounts payable                                        114,510         124,216
Other current liabilities                               117,299         123,056
    Total current liabilities                           248,787         251,392

Long-term debt                                          310,287         312,070
Pension and postretirement liabilities                   35,026          35,236
Environmental reserves                                    9,063           9,073
Deferred income taxes                                    59,916          63,944
Other noncurrent liabilities                              3,011           3,078

    Total liabilities                                   666,090         674,793

Minority interest in subsidiaries                        19,564           6,937

Stockholders' equity                                    457,648         422,908

                                                   $  1,143,302    $  1,104,638

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                       For the Quarter Ended
                                                   ----------------------------
                                                     April 1,        April 2,
                                                       2006            2005
                                                   ------------    ------------
                                                           (Unaudited)
Operating activities:
Net income                                         $     33,365    $     15,208
Reconciliation of net income to net cash
 (used in) provided by operating activities:
      Depreciation and amortization                      10,240          10,118
      Equity in earnings of
       unconsolidated subsidiary                           (964)           (266)
      (Gain) loss on disposals of properties               (121)             94
      Deferred income taxes                              (3,891)           (828)
      Share-based compensation expense                      607               -
      Income tax benefit from exercise
       of stock options                                       -             529
      Minority interest in subsidiaries                     393               -
      Changes in assets and liabilities:
       Receivables                                      (55,022)        (19,189)
       Inventories                                      (14,813)         (6,393)
       Other assets                                      (4,676)         (3,130)
       Current liabilities                              (14,807)         33,973
       Other liabilities                                   (175)            282
       Other, net                                           104            (211)

Net cash (used in) provided by
 operating activities                                   (49,760)         30,187

Investing activities:
Capital expenditures                                    (12,015)         (4,814)
Business acquired, net of cash received                   3,632               -
Proceeds from sales of properties                           253              25

Net cash used in investing activities                    (8,130)         (4,789)

Financing activities:
Dividends paid                                           (3,684)         (3,659)
Acquisition of treasury stock                              (388)           (168)
Proceeds from the sale of treasury stock                  4,200           3,778
Issuance of debt by joint venture                        11,164               -
Repayments of long-term debt                               (162)         (2,972)
Income tax benefit from exercise of
 stock options                                              228               -

Net cash provided by (used in)
 financing activities                                    11,358          (3,021)

Effect of exchange rate changes on cash                      69            (106)

(Decrease) increase in cash and cash
 equivalents                                            (46,463)         22,271

Cash and cash equivalents at the
 beginning of the period                                129,685          47,449

Cash and cash equivalents at the end
 of the period                                     $     83,222    $     69,720

SOURCE  Mueller Industries, Inc.
    -0-                             04/25/2006
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/